Exhibit 5.1

June 18, 2004

American Land Lease, Inc.

29399 U.S. Hwy 19 North, Suite 320

Clearwater, Florida 33761

Re:	American Land Lease, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to American Land Lease, Inc., a Delaware corporation (the “Company”), in connection with the public offering by certain stockholders of the Company (the “Selling Stockholders”) named in a registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) of up to 3,780,340 shares (the “Resale Stock”) of the Company’s common stock, par value $.01 per share (the “Common Stock”).

The Registration Statement relates to the possible offer and sale by the Selling Stockholders of up to (i) 1,286,579 shares of Resale Stock purchased by certain Selling Stockholders on the open market, through private transactions or through the Company’s Dividend Reinvestment Plan; (ii) 957,587 shares of Resale Stock which the Company may issue to certain Selling Stockholders upon the exchange of units of limited partnership (the “OP Units”) issued by Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), for which the Company is the sole general partner; (iii) 1,316,750 shares of Resale Stock issued or issuable upon exercise of options granted by the Company to certain Selling Stockholders; and (iv) 219,424 shares of Resale Stock issued or issuable pursuant to restricted stock awards granted by the Company to certain Selling Stockholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration

American Land Lease, Inc.

June 18, 2004

Statement; (ii) the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”); (iii) the Third Amended and Restated Bylaws of the Company; (iv) a specimen certificate representing the Common Stock; (v) the Agreement of Limited Partnership of the Operating Partnership, dated as of April 30, 1997, as amended to date (the “Partnership Agreement”), including the provisions therein relating to the exchange of OP Units for shares of Common Stock; and (vi) certain resolutions of the Board of Directors of the Company relating to the Resale Stock and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that: such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have also assumed that: (a) the OP Units were duly authorized and validly issued by the Operating Partnership; (b) upon their exchange for Resale Stock, any OP Units will have been so exchanged in accordance with the terms of the Partnership Agreement; and (c) the issuance of Resale Stock will not cause any person to violate the ownership limitations set forth in Section 7.2.1 of the Certificate of Incorporation. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

American Land Lease, Inc.

June 18, 2004

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Resale Stock has been duly authorized and, when certificates representing the Resale Stock in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/    Skadden, Arps, Slate, Meagher & Flom LLP